PROSPECTUS SUPPLEMENT
(To Prospectus dated November 1, 1996)


                        MEDIMMUNE, INC.

         $60,000,000 Principal Amount of 7% Convertible
                  Subordinated Notes due 2003
            (Interest payable January 1 and July 1)

                3,048,780 Shares of Common Stock
                    ______________________________

     This document supplements the Prospectus dated November 1, 1996 relating to (i) $60,000,000 aggregate principal amount of 7% Convertible Subordinated Notes due 2003 (the "Notes") of MedImmune, Inc., a Delaware corporation (the "Company"), and (ii) 3,048,780 shares of Common Stock of the Company which are initially issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock of the Company as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (the "Shares"). The Notes and the Shares are being offered for the account of the holders thereof. The Notes were initially acquired from the Company by Morgan Stanley & Co. Incorporated in July 1996 in connection with a private offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On February 21, 1997 the closing price of the Common Stock of the Company on the Nasdaq National Market was $14.25. The Common Stock of the Company is traded under the symbol "MEDI."

     Selling Securityholder:       Memphis Light, Gas and Water
                                   Retirement Fund
                                   c/o Alliance Capital Management
                                   40th Floor
                                   1345 Avenue of the Americas
                                   New York, NY  10105

     Securities Being Sold:        $130,000 aggregate principal amount
                                   of 7% Convertible Subordinated Notes
                                   due 2003

     Price:                        97.0%

     Participating Broker-Dealer:  Morgan Stanley & Co. Incorporated

     Commission or Compensation:   None

     As of February 14, 1997, and prior to giving effect to the sale of the Notes being offered by the Selling Securityholder hereby, the Selling Securityholder beneficially owned $970,000 aggregate principal amount of Notes, representing approximately 1.6% of the Notes outstanding as of such date. As of such date, the Selling Securityholder did not beneficially own any shares of Common Stock of the Company, other than the shares of Common Stock into which the Notes beneficially owned by the Selling Securityholder are convertible.

                        _______________________

SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY
PROSPECTIVE INVESTORS.

                        _______________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
          OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
             ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                    REPRESENTATION TO THE CONTRARY
                        IS A CRIMINAL OFFENSE.

                        _______________________


The date of this Prospectus Supplement is February 24, 1997.